As filed with the Securities and Exchange Commission on December 11, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. Employer Identification Number)

480 West Dussel Drive, Maumee, Ohio (Address of Principal Executive Offices)	43537 (Zip Code)

THE ANDERSONS, INC.
2004 Employee Share Purchase Plan
(Full title of the plans)
Naran U. Burchinow
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(Name and address of agent for service)
(419) 893-5050
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum	Amount of
securities to	Amount to be	price per	aggregate	registration
be registered	registered (1)	share (2)	offering price (2)	fee

Common Shares, no par value	258,609 shares	$39.91	$10,321,085	$1,104.36

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2004 Employee Share Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.
(2) Computed on the basis of the price at which stock of the same class was sold on December 5, 2006 pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information
     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents filed by the Company under the Securities and Exchange Act of 1934, as amended are incorporated herein by reference to this Registration Statement.
a)	Annual Report on Form 10-K for the year ended December 31, 2005;

b)	Quarterly report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, and Current Reports on Form 8-K filed after December 31, 2005; and

c)	The description of the Company’s Common Shares contained in Item 1 of the Company’s registration statement on Form 8-A filed with the Commission on October 19, 1995.
     All other reports filed by the company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of such fiscal year are also incorporated by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     None.

Item 6. Indemnification of Directors and Officers
     Section 1701.59 of the Ohio General Corporation Law, inter alia, empowers an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 1701.59 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 1701.59. The Company maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including certain liabilities under the Securities Act of 1933.
     Article IV of the Code of Regulations of the company provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. In addition, the Code of Regulations provide for indemnification against expenses incurred by a director or officer to be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if required by the Ohio General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The Code of Regulations further provide for a contractual cause of action on the part of directors and officers of the Company with respect to indemnification claims which have not been paid by the Company.
     Article Six of the Company’s Restated Articles of Incorporation limits to the fullest extent permitted by the Ohio General Corporation Law as the same exists or may have been amended, the personal liability of the Company’s directors to the Company or its shareholders for monetary damages for a breach of their fiduciary duty as directors. Section 1701.59 of the Ohio General Corporation Law currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 1701.59 of the

Ohio General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Ohio General Corporation Law); or (iv) for any transaction from which the director derived an improper benefit.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of Document

4	The Andersons, Inc. 2004 Employee Share Purchase Plan (incorporated by reference from Appendix B to the Proxy Statement for the Annual Meeting of Shareholders held on May 13, 2004)

5	Opinion of Naran U. Burchinow with respect to the legality of certain shares of the Common Stock being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Naran U. Burchinow (included in opinion filed as Exhibit 5)
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution in the Share Purchase Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maumee, State of Ohio, on December 11, 2006.
THE ANDERSONS, INC.
By: /s/Michael J. Anderson
Its: President and CEO
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.

Signature	Title	Date

/s/Richard P. Anderson* Richard P. Anderson	Chairman of the Board, Director	12/11/06

/s/Michael J. Anderson Michael J. Anderson	Chief Executive Officer, President, Director (Principal Executive Officer)	12/11/06

/s/Gary L. Smith* Gary L. Smith	Vice President, Finance and Treasurer (Principal Financial Officer)	12/11/06

/s/Richard R. George* Richard R. George	Vice President, Controller and CIO (Principal Accounting Officer)	12/11/06

/s/John F. Barrett* John F. Barrett	Director	12/11/06

/s/Robert J. King, Jr.* Robert J. King, Jr.	Director	12/11/06

/s/Paul M. Kraus* Paul M. Kraus	Director	12/11/06

/s/Donald L. Mennel* Donald L. Mennel	Director	12/11/06

/s/David L. Nichols* David L. Nichols	Director	12/11/06

/s/Sidney A. Ribeau* Dr. Sidney A. Ribeau	Director	12/11/08

/s/Charles A. Sullivan* Charles A. Sullivan	Director	12/11/06

/s/Jacqueline F. Woods* Jacqueline F. Woods	Director	12/11/06

* By /s/Michael J. Anderson Attorney-in-fact		12/11/06